UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013 (February 12, 2013)

DISH NETWORK CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	0-26176 (Commission File Number)	88-0336997 (IRS Employer Identification No.)

9601 SOUTH MERIDIAN BLVD. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 723-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.             Material Impairments.

In April 2011, we completed the acquisition of most of the assets of Blockbuster, Inc. (the “Blockbuster Acquisition”), which we report as our Blockbuster segment in our public filings with the SEC.  As part of the Blockbuster Acquisition, we acquired Blockbuster operations in the United States and certain foreign countries, including the operations of Blockbuster in the United Kingdom (“Blockbuster UK”).  On January 16, 2013, Blockbuster Entertainment Limited and Blockbuster GB Limited, the Blockbuster UK operating subsidiaries in the United Kingdom (collectively, the “Blockbuster UK Operating Entities”), entered into administration proceedings in the United Kingdom (the “Administration”).  Administrators have been appointed to sell or liquidate the assets of the Blockbuster UK Operating Entities for the benefit of their creditors.  Since we no longer exercise control and the administrators now exercise control over all operating decisions for the Blockbuster UK Operating Entities, we will be required to deconsolidate Blockbuster UK during the first quarter 2013.

As a result of the Administration, we are required to write down the assets of Blockbuster UK to their estimated net realizable value as of December 31, 2012, which resulted in a charge of $21 million.  Furthermore, we have intercompany receivables due from Blockbuster UK of $37 million as of December 31, 2012.  We currently believe that we will not receive the entire amount for these intercompany receivables in the Administration.  Accordingly, we concluded on February 12, 2013 that we will be required to record a $25 million impairment charge related to these intercompany receivables, to adjust this amount to their estimated net realizable value for the year ended December 31, 2012.  As of February 12, 2013, in total, we have determined that we will record charges described above totaling $46 million on a pre-tax basis on our Consolidated Statement of Operations for the year ended December 31, 2012 related to the Administration.  The proceeds that we will actually receive from the Administration and the actual impairment charge may differ from our estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISH NETWORK CORPORATION

Date: February 15, 2013	By:	/s/R. Stanton Dodge
R. Stanton Dodge
Executive Vice President, General Counsel and Secretary